Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

May 13, 2004

UnumProvident Corporation,

    1 Fountain Square,

        Chattanooga, TN 37402.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $300,000,000 aggregate stated amount of 12,000,000 8.25% Adjustable Conversion-Rate Equity Security Units (the “Units”) of UnumProvident Corporation, a Delaware corporation (the “Company”), issued pursuant to the Purchase Contract Agreement, dated as of May 11, 2004 (the “Purchase Contract Agreement”), between the Company and JPMorgan Chase Bank, as Purchase Contract Agent (the “Purchase Contract Agent”), the Company’s Purchase Contracts (as defined below), $300,000,000 aggregate principal amount of the Company’s 5.085% Senior Notes (as defined below) due 2009 and the shares of Common Stock, par value $0.10 per share, of the Company issuable upon settlement of the Purchase Contracts (the “Shares”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Each Unit has a stated amount of $25.00 and initially consists of (a) a stock purchase contract (each, a “Purchase Contract”) pursuant to which (i) the holder will agree to purchase from the Company on May 15, 2007 a specified number of newly issued shares of Common Stock, par value $0.10 per share, of the Company (the “Common Stock”) and (ii) the Company will pay to the holder quarterly contract adjustment payments at an annual rate of 3.165% and (b) a 1/40, or 2.5%, ownership interest in a 5.085% Senior Note due 2009 of the Company, with a principal amount of $1,000 (a “Senior Note”) issued pursuant to the Indenture, dated as of March 9, 2001 (the “Base Indenture”), by and between the Company and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Trustee (the “Trustee”), as supplemented by the Fifth Supplemental Indenture, dated as of May 11, 2004, by and between the Company and the Trustee (together with the Base Indenture, the “Indenture”). In accordance with the terms of the Purchase Contract Agreement, the Senior Notes have been pledged by the Purchase Contract Agent, on behalf of the holders of the Units, to BNY Midwest Trust Company, an Illinois trust company, as collateral agent (the “Collateral Agent”), pursuant to the Pledge Agreement, dated as of May 11, 2004 (the “Pledge Agreement”), among the Company, the Purchase Contract Agent and the

UnumProvident Corporation

Collateral Agent, to secure the holders’ obligations to purchase the shares of Common Stock under the Purchase Contracts. The shares of Common Stock initially issuable pursuant to the Purchase Contracts are hereinafter referred to as the “Underlying Shares”.

Upon the basis of such examination, we advise you that, in our opinion, (i) the Purchase Contracts and the Units evidenced by the Unit certificates constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, (ii) the Senior Notes constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and (iii) the Underlying Shares, when issued upon settlement of the Purchase Contracts, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Purchase Contract Agreement has been duly authorized, executed and delivered by the Purchase Contract Agent, that the Pledge Agreement has been duly authorized, executed and delivered by the Collateral Agent and the Purchase Contract Agent, that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Purchase Contract Agent’s certificates of authentication on the Purchase Contracts and the Trustee’s certificates of authentication on the Senior Notes have been manually signed by one of the Purchase Contract Agent’s or Trustee’s authorized officers, as the case may be, that the certificates for the Underlying Shares will conform to the specimen thereof examined by us and will be duly countersigned by a transfer agent and duly registered by a registrar of the Underlying Shares, that the issuance of the Underlying Shares upon the settlement of the Purchase Contracts will be made in accordance with the terms of the Purchase Contracts and the provisions of the Purchase Contract Agreement applicable to such settlement, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Units, the Purchase Contracts, the Senior Notes or the Underlying Shares, or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

UnumProvident Corporation

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Units” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP